Exhibit 99.1

WABCO Reports Q1 2011 Results; Posts 36% Organic Sales Growth; Delivers

Record Profitability; Raises Guidance for 2011

•	Q1 2011 sales of $678 million, up 36 percent in local currencies and up 38 percent on a U.S. GAAP basis from a year ago

•	Q1 2011 operating margin of 13.3 percent on a performance basis, up from 9.1 percent a year ago; operating margin of 13.0 percent on a U.S. GAAP basis, up from 8.8 percent a year ago

•	Q1 2011 diluted EPS of $1.12 on a performance basis, up from $0.51 a year ago; diluted EPS of $1.66 on a U.S. GAAP basis, up from $0.47 a year ago

•	In Q1 2011, WABCO generated $71.0 million in net cash from operating activities and $61.3 million of free cash flow, excluding payments for streamlining and separation activities

•	Raises guidance for full year 2011 sales growth to now range from 20 to 25 percent in local currencies, up from 18 to 23 percent in local currencies

•

Raises guidance for full year 2011 diluted EPS on a performance basis to range from $4.15 to $4.55, up from $3.75 to $4.15; also raises guidance on a U.S. GAAP basis to range from $4.62 to $5.02, up from $3.87 to $4.27

BRUSSELS, Belgium, April 29, 2011 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported Q1 2011 sales of $678 million, up 36 percent in local currencies from a year ago and up 38 percent on a U.S. GAAP basis, reflecting an industry that continues to rebound globally.

“Q1 2011 marked another milestone of outstanding results as we substantially grew sales by 36 percent in local currencies while at the same time delivering an incremental operating profit margin at the robust level of 26 percent, thus breaking new ground in profitability,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “Our first quarter results are in line with WABCO’s strongly rising performance throughout 2010 as we continue to demonstrate our ability to grow revenues, gain productivity and deliver remarkable incremental profitability.”

“During Q1 2011, the commercial vehicle industry further propelled its recovery as Europe, North America, South America and Asia drove double-digit growth in production of trucks and buses, and WABCO continued to outperform all regional markets through increased adoption of WABCO content per vehicle,” said Esculier. “Indeed, our truck and bus sales increased by 72 percent in Europe, 43 percent in North America, 23 percent in South America and 19 percent across Asia.”

“Particularly in China, India and Brazil, which accounted for two thirds of the world’s truck and bus production during Q1 2011, we see significant growth in WABCO content per vehicle propelled by our continuous flow of investments in local capabilities as well as our successful leveraging of new technologies,” said Esculier.

“Also in Q1 2011, we generated $159 million in aftermarket revenues, up 12 percent year on year, resulting in a new all-time quarterly record. This solid performance is based on a return to normal levels of fleet utilization, market growth and our continued execution of WABCO’s aftermarket strategies initiated several years ago,” said Esculier.

WABCO reported Q1 2011 performance operating income of $90.2 million, up from $44.5 million a year ago, while operating income was $88.1 million on a U.S. GAAP basis, up from $43.1 million a year ago. This strong increase in performance operating income in Q1 2011 represents an incremental operating margin of 26 percent, excluding the impact from foreign exchange translation.

WABCO reported Q1 2011 performance operating margin of 13.3 percent, up from 9.1 percent a year ago, while operating margin was 13.0 percent on a U.S. GAAP basis, up from 8.8 percent a year ago.

WABCO reported Q1 2011 performance net income of $77.0 million or $1.12 per diluted share, up from $33.6 million or $0.51 per diluted share a year ago, and Q1 2011 U.S. GAAP net income of $114.7 million or $1.66 per diluted share, up from $30.7 million or $0.47 per diluted share a year ago.

The $37.7 million difference between performance net income and U.S. GAAP net income in Q1 2011 is predominantly driven by provision releases due to the favorable resolution of separation related indemnification liabilities and tax audit settlements.

WABCO generated $71.0 million in net cash from operating activities in Q1 2011, resulting in free cash flow of $61.3 million, excluding payments of $4.7 for streamlining and separation activities, which is a conversion rate of 80 percent of performance net income.

“Q1 2011 marks yet another consecutive quarter of results that show WABCO’s reliable ability to transform market growth into outstanding profitability,” said Esculier. “This quarter, WABCO delivered operating margin of 13.3 percent on a performance basis, resulting in a new all-time record. We also delivered net income of $77.0 million on a performance basis, the company’s highest ever quarterly amount.”

“WABCO’s Operating System, one of our industry’s most advanced management environments, continues to enable fast and flexible responses to market growth as it generated $15.2 million of materials and conversion productivity in Q1 2011. Gross materials productivity represented 5.7 percent of total materials cost but, as expected, the impact of higher prices for materials due to commodity inflation reduced net materials productivity to 3.2 percent,” said Esculier. “In Q1 2011, we generated 5.5 percent of conversion productivity, another achievement in operating performance, particularly during a period of high growth.”

Recent Highlights

On April 21, 2011, WABCO announced that it expects its total sales growth from 2011 through 2015 to outperform growth driven by global commercial vehicle production by a compound annual growth rate (CAGR) of 8 to 10 percent, compared with its previously disclosed CAGR of 4 to 6 percent for sales in excess of market growth. WABCO now expects its sales to grow from 2011 through 2015 by a CAGR of 4 percent more than previously communicated. WABCO also disclosed that from Q2 2010 to Q1 2011 it has entered into new contracts with customers globally totaling $630 million of expected cumulative incremental business from 2012 through 2016, separate from replacement and renewal of existing contracts.

On April 20, 2011, WABCO announced an executive appointment to the newly created position of Chief Quality Officer, reporting to the Chief Executive Officer. It further strengthens the company’s senior leadership team and WABCO’s continued commitment to its three-pillar strategy of technology leadership, global expansion and excellence in execution. Kazuo Kawashima joins WABCO as Chief Quality Officer, responsible for further powering how WABCO ingrains quality across the value chain throughout its global organization. Most recently, Kawashima was President of Ichikoh Industries Ltd., a publicly listed company in Japan and manufacturer of vehicular lighting supplied to the automotive industry.

On April 19, 2011, WABCO reported that it has entered into a long term agreement with Shaanxi Fast Gear Company, Ltd., the world’s largest manufacturer of heavy duty transmissions, to develop and supply WABCO’s OptiDrive™ system, a breakthrough in transmission automation technology. WABCO will furnish OptiDrive systems for Fast Gear’s platform of new F-Shift transmission products. Series production is expected to begin during 2011. This new contract with Fast Gear marks yet another major customer on a fast growing list of leading original equipment manufacturers in China and India that have already adopted WABCO’s OptiDrive technology.

Also in April 2011, WABCO announced that the company will continue its successful long-term partnership with Truck Race Team Allgäuer in the European Truck Racing Championship, the industry’s most competitive truck racing contest. WABCO has been supplying Team Allgäuer with high performance braking technology since 2001. During the 2011 season, WABCO is providing Team Allgäuer’s race trucks with its breakthrough single-piston NG22MAX™ air disc brakes – weighing only 86 pounds (39 kilograms) including brake pads – the lightest air disc brake of its kind.

In North America, as of Q1 2011, more than 10,000 OnGuard™ safety systems have been sold. Launched in 2008, WABCO’s OnGuard is the first collision mitigation system with active braking in North America and widely adopted by leading national truck fleets. So far, customers have driven collectively more than 1 billion highway miles (1.6 billion kilometers) protected by this leading WABCO safety technology.

WABCO reported in Q1 2011 that it has entered into a long term agreement with IVECO, a global manufacturer of commercial vehicles headquartered in Turin, Italy, to supply WABCO’s innovative air processing unit (APU) technology for IVECO’s complete range of trucks in Brazil and Argentina starting in 2012. This contract represents new business and further expands WABCO’s long established supply relationship with IVECO.

In Q1 2011, WABCO opened its fourth factory in China located in Jinan, the capital city of Shandong province. With Six Sigma Lean fully ingrained, the Jinan factory manufactures advanced commercial vehicle control systems such as air compressors, air processing units, and automated manual transmission (AMT) systems to Chinese and global customers.

WABCO reported in Q1 2011 that it is certified as a high technology enterprise by the Qingdao municipal government. It marks WABCO as one of the first global suppliers in the automotive and commercial vehicle industry to obtain such certification in Qingdao, one of China’s top ranked cities for high technology industrial development and economic growth. This certification reaffirms WABCO’s position in China as a valued supplier of technology for commercial vehicle control systems. It also confirms WABCO’s local capabilities for innovation and recognizes the company’s investments in research and development.

WABCO also reported in Q1 2011 that it continued to supply high performance braking technology to KAMAZ-Master, the Russian national off-road truck rally team and winner of Dakar 2011, the world’s most challenging endurance rally. KAMAZ-Master trucks finished in first, second, third and fourth place out of 68 trucks representing 12 different branded competitors. It marks an unprecedented tenth time that KAMAZ-Master wins the Dakar competition. The team represents KAMAZ, the largest manufacturer of commercial vehicles in the Russian Federation, which WABCO began supplying in 1992.

In Q1 2011, SafetyDirect™ – a new product from the Meritor WABCO joint venture in North America – was honored as one of heavy duty trucking’s Top 20 Products for 2010. This prestigious industry award, which recognizes innovative products that contribute to vehicle operating profitability, was presented by the Technology & Maintenance Council. SafetyDirect is a web based reporting tool that uses an onboard data logger to capture and report driving behavior, vehicle characteristics and severe events. Data is transferred via telematics to a website where it can be accessed by fleet managers.

WABCO Raises Full Year 2011 Guidance

Raising its full year 2011 guidance, WABCO now expects an estimated increase in 2011 sales that ranges from 20 to 25 percent in local currencies, up from 18 to 23 percent in its previous guidance.

WABCO has raised its full year performance operating margin to range from 12.8 to 13.8 percent, up from 12.6 to 13.6 percent, and operating margin on a U.S. GAAP basis to range from 12.4 to 13.4 percent, up from 12.2 to 13.2 percent.

WABCO has also raised its guidance for diluted earnings per share on a performance basis to range from $4.15 to $4.55, up from $3.75 to $4.15, and diluted earnings per share on a U.S. GAAP basis to range from $4.62 to $5.02, up from $3.87 to $4.27.

WABCO reiterates that it expects to convert between 80 and 90 percent of its net income into free cash flow, excluding payments associated with streamlining and separation activities.

“We continue to evolve the company using our three-pillar strategy of technology leadership, globalization and excellence in execution to align with and fully take advantage of a fast changing global market as we continue to demonstrate our ability to consistently outperform the market, gain productivity and deliver outstanding profitability,” said Esculier.

“Looking ahead, we expect to continue to increase WABCO content per vehicle and even more so in emerging economies,” said Esculier. “In addition, we expect to continue to deliver strong incremental operating margin, reflecting high productivity throughout our global organization while also benefiting from our expanding footprint in best cost countries, allowing WABCO to shift into even higher gears.”

Conference Call

WABCO Chairman and Chief Executive Officer Jacques Esculier and Chief Financial Officer Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 9 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com where the press release and financial information will be available under “WABCO Q1 2011 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 408 940 3818 and U.S. toll-free dial-in number is 877 844 0834.

A replay of the call will be available from 12:00 Noon Eastern Time on April 29 until midnight May 29, 2011. Replay dial-in number is +1 706 645 9291 and U.S. toll-free dial-in number is 800 642 1687. Pass code is 55424772.

About WABCO

WABCO (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, trailer and bus manufacturers. With sales of $2.2 billion in 2010, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com.

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of Q1 2011 results, several tables follow this news release. Sales excluding the effects of foreign exchange, incremental gross and operating margin and EBIT are non-GAAP financial measures. Additionally, operating income, EBIT, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining items, and discrete and other one-time tax items, as applicable. Free cash flow presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment

•	Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Consolidated Statement of Cash Flows

•	Q1 2011 Data Supplement Sheet

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2011 Guidance

Media, investors and analysts contact

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2011	2010
(Amounts in millions, except share data)	(Unaudited)	(Audited)
Sales	$678.2	$491.1
Cost of sales	481.9	350.9

Gross profit	196.3	140.2
Costs and expenses:
Selling and administrative expenses	81.8	75.5
Product engineering expenses	24.4	20.5
Other operating expense, net	2.0	1.1

Operating income	88.1	43.1

Equity income of unconsolidated joint ventures, net	4.7	1.8
Other non-operating (expense), net	(0.3)	(3.2)
Indemnification and other settlements	23.1	—
Interest (expense), net	(0.5)	(0.4)

Income before income taxes	115.1	41.3

Income tax (benefit) / expense	(3.2)	7.6

Net income including noncontrolling interest	118.3	33.7

Less: Net income attributable to noncontrolling interest	3.6	3.0

Net income	$114.7	$30.7

Net income per common share
Basic	$1.71	$0.48
Diluted	$1.66	$0.47

Weighted average common shares outstanding
Basic	66,905,085	64,184,589
Diluted	68,993,313	65,744,352

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

	March 31,	December 31,
	2011	2010
(Amounts in millions)	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$92.5	$67.1
Accounts receivable, less allowance for doubtful accounts: $8.0 in 2011; $7.7 in 2010	331.5	265.9
Inventories	232.3	192.6
Taxes receivable on income	—	7.6
Future income tax benefits	14.6	7.3
Restricted cash	41.0	51.8
Other current assets	73.3	65.4

Total current assets	785.2	657.7

Facilities, less accumulated depreciation	357.4	350.3
Goodwill	399.9	378.4
Long-term future income tax benefits	61.8	57.9
Investments in unconsolidated joint ventures	15.8	13.3
Intangible assets, net	41.0	40.1
Other assets	28.6	27.2

Total Assets	$1,689.7	$1,524.9

LIABILITIES AND EQUITY
Current liabilities:
Loans payable to banks	$23.7	$16.7
Accounts payable	185.5	158.4
Accrued payroll	115.7	103.0
Current portion of warranties	46.5	41.7
Taxes payable	14.7	—
Indemnification liabilities	12.4	33.1
Streamlining liabilities	9.9	11.7
Income tax liabilities	11.9	29.0
Other accrued liabilities	130.1	106.9

Total current liabilities	550.4	500.5

Long-term debt	44.2	96.8
Post-retirement benefits	364.4	344.1
Deferred tax liabilities	28.6	26.7
Long-term income tax liabilities	47.8	53.0
Other liabilities	42.5	43.8

Total Liabilities	1,077.9	1,064.9

Total Equity	611.8	460.0

Total Liabilities & Equity	$1,689.7	$1,524.9

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(Amounts in millions)	2011	2010
Operating activities:
Net income including noncontrolling interest	$118.3	$33.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16.9	16.4
Amortization of intangibles	3.2	4.6
Equity in earnings of unconsolidated joint ventures, net of dividends received	(2.5)	(0.3)
Non-cash stock compensation	3.3	3.7
Deferred income tax benefit	(9.8)	(3.1)
Loss on sale of facilities	0.3	0.2
Indemnification settlements	(23.1)	—
Changes in assets and liabilities:
Accounts receivable, net	(54.9)	(61.2)
Inventories	(31.6)	(12.3)
Accounts payable	20.9	23.8
Other accrued liabilities and taxes	28.4	31.2
Other current and long-term assets	8.1	(7.4)
Other long-term liabilities	(6.5)	(1.3)

Net cash provided by operating activities	71.0	28.0

Investing activities:
Purchases of property, plant and equipment	(12.6)	(11.2)
Investments in capitalized software	(1.8)	(1.2)

Net cash used in investing activities	(14.4)	(12.4)

Financing activities:
Net repayments of revolving credit facilities	(54.6)	—
Repayments of long-term debt	—	(0.1)
Net borrowings / (repayments) of short-term debt	5.9	(0.5)
Dividends to noncontrolling interest holders	(1.8)	—
Proceeds from exercise of stock options	16.7	1.6

Net cash (used in) / provided by financing activities:	(33.8)	1.0

Effect of exchange rate changes on cash and cash equivalents	2.6	(20.8)

Net increase / (decrease) in cash and cash equivalents	25.4	(4.2)
Cash and cash equivalents at beginning of period	67.1	350.2

Cash and cash equivalents at end of period	$92.5	$346.0

WABCO HOLDINGS INC.

Q1 2011 Data Supplement Sheet (Unaudited)

	Quarter Ended March 31,
(Amounts in millions, except per share data)	2011	% of Sales/ Adj Sales	2010	% of Sales/ Adj Sales	Chg vs. 2010	% Chg vs. 2010
Sales
Reported	$678.2		$491.1		$187.1	38.1%
Foreign exchange translational effects	(11.6)		—		(11.6)

Adjusted Sales	$666.6		$491.1		$175.5	35.7%

Gross Profit
Reported	$196.3	28.9%	$140.2	28.5%	$56.1	40.0%
Streamlining costs	1.1		0.0		1.1
Separation costs	0.3		0.3		(0.0)

Performance Gross Profit	$197.7	29.1%	$140.5	28.6%	$57.2	40.7%
Foreign exchange translational effects	(0.5)		—		(0.5)

Adjusted Gross Profit	$197.2	29.6%	$140.5	28.6%	$56.7	40.3%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$108.2	16.0%	$97.1	19.8%	$11.1	11.4%
Streamlining costs	—		—		—
Separation costs	(0.7)		(1.1)		0.4

Performance Selling, Administrative, Product Engineering Expenses and Other	$107.5	15.8%	$96.0	19.5%	$11.5	12.0%
Foreign exchange translational effects	—		—		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$107.5	16.1%	$96.0	19.5%	$11.5	12.0%

Operating Income
Reported	$88.1	13.0%	$43.1	8.8%	$45.0	104.4%
Streamlining costs	1.1		—		1.1
Separation costs	1.0		1.4		(0.4)

Performance Operating Income	$90.2	13.3%	44.5	9.1%	45.7	102.6%
Foreign exchange translational effects	(0.5)		—		(0.5)

Adjusted Operating Income	$89.7	13.5%	$44.5	9.1%	$45.2	101.5%

EBIT (Earnings Before Interest and Taxes)
Reported Operating Income/(Loss)	$88.1		$43.1		$45.0
Equity in Income of Unconsolidated Joint Venture	4.7		1.8		2.9
Other non-operating expenses, net	(0.3)		(3.2)		2.9
Indemnification and Other settlements	23.1		—		23.1
Net income attributable to noncontrolling interest	(3.6)		(3.0)		(0.6)

EBIT	$112.0	16.5%	$38.7	7.9%	$73.3	189.4%
Streamlining costs	1.1		(0.1)		1.2
Separation costs	(21.5)		3.6		(25.1)

Performance EBIT (Earnings Before Interest and Taxes)	$91.6	13.5%	$42.2	8.6%	$49.4	117.1%
Foreign exchange translational effects	(1.5)		—		(1.5)

Adjusted EBIT (Earnings Before Interest and Taxes)	$90.1	13.5%	$42.2	8.6%	$47.9	113.5%

Pre-Tax Income
EBIT	$112.0		$38.7		$73.3
Interest (expense)/income, net	(0.5)		(0.4)		(0.1)

Pre-Tax Income	$111.5		$38.3		$73.2
Streamlining costs	1.1		(0.1)		1.2
Separation costs	(21.5)		3.6		(25.1)

Performance Pre-Tax Income	$91.1		$41.8		$49.3
Tax rate on a performance basis	15.6%		19.6%
Net Income
Reported Net Income	$114.7		$30.7		$84.0
Streamlining cost, net of tax	1.1		—		1.1
Tax items	(17.0)		—		(17.0)
Separation costs, net of tax and separation related taxes	(21.8)		2.9		(24.7)

Performance Net Income	$77.0		$33.6		$43.4

Performance Net Income per Diluted Common Share	$1.12		$0.51
Common Shares Outstanding - Diluted	69.0		65.7
Incremental Gross Profit and Operating Income Margin	Gross Profit		Operating Income
Increase in adjusted sales from ‘10	175.5		175.5
Increase in adjusted income from ‘10	56.7		45.2

Incremental Income as a % of Sales	32%		26%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

(Amounts in millions)	Three Months Ended March 31,
	2011	2010
Net Cash Provided by Operating Activities	$71.0	$28.0

Deductions or Additions to Reconcile to Free Cash Flow:
Net purchases of property, plant, equipment and computer software	(14.4)	(12.4)

Free Cash Flow	$56.6	$15.6

Less: Streamlining & separation payments	$(4.7)	$(11.1)

Free Cash Flow excluding streamlining & separation payments	$61.3	$26.7

Note: This statement reconciles net cash provided by operating activities to free cash flow on a performance basis. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2011 Guidance

(Unaudited)

(Amounts in millions, except per share data)	Previous	Revised
	Full Year 2011 Guidance	Full Year 2011 Guidance
Operating Income
Reported Operating Income Margin	12.2% - 13.2%	12.4% - 13.4%
Streamlining cost, impact to margin	0.3%	0.3%
Separation costs, impact to margin	0.1%	0.1%

Performance Operating Income Margin	12.6% - 13.6%	12.8% - 13.8%

Net Income

Reported Net Income	$266.8 - $294.5	$319.0 - $346.6
Streamlining cost, net of tax	6.3	7.0
Tax items	3.0	(17.9)
Separation costs, net of tax and separation related taxes	(17.4)	(21.7)

Performance Net Income	$258.7 - $286.4	$286.4 - $314.0

Reported Net Income per Diluted Common Share	$3.87 - $4.27	$4.62 - $5.02

Performance Net Income per Diluted Common Share	$3.75 - $4.15	$4.15 - $4.55

Diluted common shares outstanding	69.0	69.0

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.